Exhibit 21.1

SUBSIDIARIES

Name of Entity	State of Incorporation/ Jurisdiction	Doing Business As

DST lock\line, Inc.	Delaware
DSTI Luxembourg Sarl	Luxembourg
DST Output, LLC	Delaware
West Side Holdings, Inc.	Nevada

Note:  Significant subsidiaries as calculated under Rule 1-02(w) of Regulation S-X, listed in alphabetical order.

DST lock\line, Inc. represents the consolidation of nine U.S. subsidiaries, primarily engaged in the Company’s Financial Services Segment.

DSTI Luxembourg represents the consolidation of seventeen international subsidiaries, primarily engaged in the Company’s Financial Services, Output Solutions and Investments and Other segments.

DST Output, LLC represents the consolidation of nine U.S. and three international subsidiaries, primarily engaged in the Company’s Output Solutions Segment.

West Side Holdings, Inc. represents the consolidation of three U.S. subsidiaries.  Two are engaged in the Company’s Financial Services Segment.  The other is engaged in the Investments and Other Segment.